As filed with the Securities and Exchange Commission on May 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3512883

(I.R.S. Employer Identification No.)

Virtusa Corporation

2000 West Park Drive

Westborough, MA 01581

(Address of Principal Executive Offices) (Zip Code)

2007 Stock Option and Incentive Plan

(Full Title of the Plan)

Kris Canekeratne

Chief Executive Officer

Virtusa Corporation

2000 West Park Drive

Westborough, MA 01581

(Name and Address of Agent for Service)

(508) 389-7300

Telephone Number, Including Area Code, of Agent For Service.

Copies to:

John J. Egan III, Esq.	Paul D. Tutun, Esq.
Edward A. King, Esq.	Senior Vice President and General Counsel
Goodwin Procter LLP	Virtusa Corporation
Exchange Place	2000 West Park Drive
Boston, Massachusetts 02109	Westborough, MA 01581
(617) 570-1000	(508) 389-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share	823,789	$34.70	(2)	$28,585,478.30	(2)	$3,681.81

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)       An assumed price of $34.70 per share, which on May 19, 2014 was the average of the high and low prices reported on the NASDAQ Global Select Market for the Registrant’s common stock, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) and has been used only for those shares without a fixed exercise price.

This Registration Statement registers additional securities of the same class as other securities under the Registrant’s 2007 Stock Option and Incentive Plan for which a registration statement filed on Form S-8 (SEC File No. 333-145636) of the Registrant is effective.  The number of shares of Common Stock reserved and available for issuance under the 2007 Stock Option and Incentive Plan is subject to an automatic annual increase on each April 1 by an amount equal to 2.9% of the number of shares of the Registrant’s Common Stock outstanding on the immediately preceding March 31, unless a lower amount is determined for any such annual increase by the Registrant’s Board of Directors. This Registration Statement registers an aggregate of 823,789 additional shares of Common Stock reserved and available for issuance under the 2007 Stock Option and Incentive Plan resulting from such April 1 automatic annual increases based on outstanding shares at March 31, 2014.  The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-145636) is hereby incorporated by reference pursuant to General Instruction E.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on May 23, 2014.

VIRTUSA CORPORATION

By:	/s/ Kris. A. Canekeratne
Kris A. Canekeratne
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Virtusa Corporation (the “Company”), hereby severally constitute and appoint Kris A. Canekeratne, Ranjan Kalia and Paul Tutun, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on May 23, 2014:

Signature	Title

/s/ Kris Canekeratne	Chairman and Chief Executive Officer
Kris Canekeratne	(Principal Executive Officer)

/s/ Ranjan Kalia	Executive Vice President and
Ranjan Kalia	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Robert E. Davoli	Director
Robert E. Davoli

/s/ Izhar Armony	Director
Izhar Armony

/s/ Ronald T. Maheu	Director
Ronald T. Maheu

/s/ Martin Trust	Director
Martin Trust

/s/ Rowland Moriarty	Director
Rowland Moriarty

/s/ William K. O’Brien	Director
William K. O’Brien

/s/ AL-Noor Ramji	Director
AL-Noor Ramji

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)